Exhibit 99

NACCO
INDUSTRIES, INC.

Annual Report 2005

Managing for long-term profit growth

NACCO INDUSTRIES, INC. AT A GLANCE

2005
Principal Business	Financial Results
NACCO Materials Handling Group (“NMHG”)
Headquarters: Portland, Oregon

NMHG Wholesale designs, engineers, manufactures and sells a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster and Yale brand names. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Scotland, The Netherlands, China, Italy, Japan, Mexico, the Philippines and Brazil.	NMHG Wholesale: Revenues: $2.2 billion Operating profit: $54.1 million Net income: $26.0 million

NMHG Retail operates a small number of wholly owned dealers selling, leasing and servicing Hyster and Yale lift trucks, including sales of related service parts.	NMHG Retail: Revenues: $185.8 million Operating loss: $6.6 million Net loss: $7.9 million

NACCO Housewares Group
Hamilton Beach/Proctor-Silex (“HB/PS”)
Headquarters: Richmond, Virginia

HB/PS is a leading designer, marketer and distributor of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels.

Kitchen Collection
Headquarters: Chillicothe, Ohio	NACCO Housewares Group: Revenues: $639.1 million Operating profit: $39.3 million Net income: $21.3 million

Kitchen Collection is a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The company operates stores throughout the United States under the Kitchen Collection® name in outlet malls and under the Kitchen Collection® and Gadgets & More ® names in enclosed malls.

The North American Coal Corporation (“NACoal”)
Headquarters: Dallas, Texas

North American Coal mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies in the United States.

North American Coal operates six surface lignite mines. The company also provides dragline mining services operating under the name “North American Mining Company” for independently owned limerock quarries in Florida.	North American Coal: Revenues: $118.4 million Operating profit: $23.8 million Net income: $16.2 million

NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. In 2005, total revenues were $3.2 billion and net income was $62.5 million.

Market Positions	Competitive Advantages		Financial Objectives	Key Business Program
NACCO Materials Handling Group is a world leader in the lift truck industry with an estimated 12 percent market share worldwide, including a 25 percent market share in the Americas market.

Lift trucks are distributed through a worldwide network of independent Hyster and Yale dealers and a limited number of wholly owned dealers.
	•	Leading market share positions in the Americas and worldwide	Minimum operating profit margin target of 9 percent by 2007-2008	•	Manufacturing restructuring
				•	Quality initiative
	•	Highly recognized Hyster and Yale brand names		•	Global supply chain
				•	Material cost recovery
	•	Large installed population base of lift trucks; an estimated 765,000 Hyster and Yale lift trucks in operation worldwide		•	Aftermarket efficiency
				•	Administrative efficiencies
				•	New product development
	•	Highly diverse customer base with more than 600 different end-user applications in 900 industries		•	SPED (Customization)
				•	Strategic pricing optimization
				•	New product introductions
	•	Comprehensive global product line		•	Industry marketing strategy
	•	Strong dealer network		•	National and global accounts
	•	Industry-leading national account coverage in the Americas		•	Anchor Dealer program
				•	Dealer excellence enhancement
	•	Globally integrated operations with significant economies of scale		•	Aftermarket parts
				•	NMHG retail improvements

Hamilton Beach/Proctor-Silex is one of the leading companies in small appliances, with strong share positions in many of the categories in which it competes.

HB/PS products are primarily distributed through mass merchants, national discount department stores, warehouse clubs and other retail sales outlets.
	HB/PS:		HB/PS:	HB/PS:
	•	Strong heritage brands with leading market shares	Minimum operating profit margin target of 10 percent by 2007	•	Administrative cost reduction
				•	Manufacturing cost reduction
	•	Strong relationships with leading retailers		• •	Continuous quality improvement Supply chain optimization
	•	Highly professional and experienced management team		•	Product development process
				•	New product introductions
	•	Successful track record of product line expansion and new product innovation		• •	Retailer and channel focus Strategic brand application

	•	Industry-leading working capital management

	Kitchen Collection:		Kitchen Collection:	Kitchen Collection:
Kitchen Collection is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 195 stores throughout the United States.	•	Highly analytical merchandising skills and disciplined operating controls	Minimum operating profit margin target of 5 percent	• •	Continuous product cost management Store expense management
				•	Logistics efficiency
				•	Innovative products and merchandising
				•	Hamilton Beach/Proctor-Silex brand leverage
				•	Economic Value Income
				•	Outlet mall format initiatives
				•	Enclosed mall format initiatives
				•	Outlet MarketPlace initiative
				•	Internet format initiative

North American Coal is the nation’s largest miner of lignite coal and among the ten largest coal producers. Lignite coal is delivered to power plants adjacent to mines in Texas, North Dakota, Louisiana and Mississippi.
• • • • • •	Lignite coal mines provide steady income and cash flow before financing activities and high return on equity
Contracts structured to minimize exposure to market fluctuations of coal prices
2.3 billion tons of lignite coal reserves, of which 1.2 billion tons are committed to current customers
Outstanding operational and technological mining skills
Highly efficient heavy equipment utilization
		Excellent record of environmental responsibility and employee safety	Minimum return on capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations as well as any new projects, and maintain or increase profitability of all existing unconsolidated project mining operations	•	Employee safety
• • • • • • • • • •	Mississippi Lignite Mining Company improvement
San Miguel Lignite Mining Operations improvement
Contract structure
Mining and management innovation
Environmental commitment
Mining NACoal reserves for direct coal-fired power generation
Mining NACoal reserves for coal gasification
Mining NACoal reserves for coal-based energy production
Contract mining of lignite coal
Contract mining of aggregates

NACCO INDUSTRIES, INC.
Table of Contents

Selected Financial and Operating Data	2
Letter to Stockholders	4
NACCO Materials Handling Group	8
Hamilton Beach/Proctor-Silex	18
Kitchen Collection	26
The North American Coal Corporation	32
Supplemental Data	40
Officers and Directors	41
Form 10-K	43

MANAGING FOR LONG-TERM PROFIT GROWTH
     In 2004, NACCO strengthened its profit improvement and growth programs. These programs were designed to help each subsidiary company achieve challenging long-term financial goals.
     In 2005, these key performance improvement programs began to produce positive results as NACCO enhanced its overall profit performance. Each subsidiary company moved further along in implementing programs. As a result, more ground work was laid for progress in future years.
     In 2006, NACCO expects several key programs to mature, which are designed to significantly improve performance. In addition, growth programs will continue to be pursued with vigor. As each subsidiary company works with determination toward its financial goals, the Company expects progress toward its minimum profitability targets at each subsidiary and increasingly strong returns on its capital employed.

1

SELECTED FINANCIAL AND OPERATING DATA
NACCO INDUSTRIES, INC. AND SUBSIDIARIES

	Year Ended December 31
	2005	2004	2003	2002(1)	2001(2)
	(In millions, except per share data)
Operating Statement Data:
Revenues	$3,157.4	$2,782.6	$2,472.6	$2,285.0	$2,637.9
Earnings of unconsolidated project mining subsidiaries	$33.8	$31.5	$31.7	$30.3	$–
Goodwill amortization	$–	$–	$–	$–	$15.9
Operating profit	$108.0	$88.0	$117.2	$115.5	$5.7
Operating profit excluding goodwill amortization	$108.0	$88.0	$117.2	$115.5	$21.6

Income (loss) before extraordinary gain (loss) and cumulative effect of accounting changes	$57.8	$47.4	$49.8	$49.6	$(34.7)
Extraordinary gain (loss), net-of-tax	4.7	0.5	1.8	(7.2)	–
Cumulative effect of accounting changes, net-of-tax	–	–	1.2	–	(1.3)

Net income (loss)	$62.5	$47.9	$52.8	$42.4	$(36.0)

Earnings Per Share:
Income (loss) before extraordinary gain (loss) and cumulative effect of accounting changes	$7.03	$5.77	$6.07	$6.05	$(4.24)
Extraordinary gain (loss), net-of-tax	0.57	0.06	0.22	(0.88)	–
Cumulative effect of accounting changes, net-of-tax	–	–	0.15	–	(0.16)

Net income (loss)	$7.60	$5.83	$6.44	$5.17	$(4.40)

Per Share and Share Data:
Cash dividends	$1.848	$1.675	$1.260	$0.970	$0.930
Market value at December 31	$117.15	$105.40	$89.48	$43.77	$56.79
Stockholders’ equity at December 31	$85.50	$83.76	$77.63	$68.21	$64.58

Actual shares outstanding at December 31	8.226	8.214	8.206	8.201	8.196
Average shares outstanding	8.223	8.212	8.204	8.198	8.190

Balance Sheet Data at December 31:
Total assets	$2,094.0	$2,038.6	$1,839.8	$1,780.8	$2,161.9
Long-term debt, excluding project mining subsidiaries	$406.2	$407.4	$363.2	$416.1	$248.1
Stockholders’ equity	$703.3	$688.0	$637.0	$559.4	$529.3

(1)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The Company discontinued amortization of its goodwill in accordance with this Statement.

(2)	Selected Financial and Operating Data for 2001 has not been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities,” which was adopted in 2003, retroactive to January 1, 2002.

	Year Ended December 31
	2005	2004	2003	2002(1)	2001(2)
	(In millions, except employee data)
Cash Flow Data:
Operating Activities
NACCO Materials Handling Group	$11.9	$80.0	$50.1	$72.1	$31.0
NACCO Housewares Group	31.9	17.1	41.2	52.0	28.5
North American Coal Corporation	26.4	41.1	36.1	36.6	69.5
NACCO and Other	5.0	(12.0)	(3.8)	(11.2)	7.0

Provided by operating activities	$75.2	$126.2	$123.6	$149.5	$136.0

Investing Activities
NACCO Materials Handling Group	$(30.1)	$(17.3)	$(11.1)	$(7.3)	$(47.2)
NACCO Housewares Group	(4.8)	(7.7)	(5.8)	(3.2)	(13.4)
North American Coal Corporation	(21.4)	(15.3)	(26.3)	(7.2)	(33.8)
NACCO and Other	–	–	0.1	(0.8)	(0.7)

Used for investing activities	$(56.3)	$(40.3)	$(43.1)	$(18.5)	$(95.1)

Cash Flow before Financing Activities (3)
NACCO Materials Handling Group	$(18.2)	$62.7	$39.0	$64.8	$(16.2)
NACCO Housewares Group	27.1	9.4	35.4	48.8	15.1
North American Coal Corporation	5.0	25.8	9.8	29.4	35.7
NACCO and Other	5.0	(12.0)	(3.7)	(12.0)	6.3

Consolidated Cash Flow before Financing Activities	$18.9	$85.9	$80.5	$131.0	$40.9

Used for financing activities	$(1.8)	$(4.1)	$(71.9)	$(146.8)	$(1.6)

Other Data:
Adjusted EBITDA (4)	$177.7	$160.4	$181.3	$179.1	$78.3

Total employees at December 31(5)	11,100	11,600	11,600	12,200	13,500

(3)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(4)	Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before income taxes, minority interest (income) expense, extraordinary gain (loss) and cumulative effect of accounting changes plus net interest expense and depreciation, depletion and amortization expense. However, interest expense, depreciation, depletion and amortization attributable to the project mining subsidiaries are not included. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using U.S. generally accepted accounting principles are presented above. A reconciliation of cash flow from operations to Adjusted EBITDA is presented below.

(5)	Includes employees of the unconsolidated project mining subsidiaries.

	Year Ended December 31
	2005	2004	2003	2002(1)	2001(2)
	(In millions)
Reconciliation of Cash Flow
From Operations to Adjusted EBITDA:(4)
Cash flow from operations	$75.2	$126.2	$123.6	$149.5	$136.0
Change in working capital items	45.5	0.6	14.1	(10.3)	(25.9)
Gain (loss) on sale of assets	0.6	(0.6)	(1.5)	0.4	(10.5)
Restructuring (charges) reversals	(2.7)	(7.6)	1.2	(12.3)	(21.5)
Difference between deferred income taxes and total tax provision (benefit)	20.7	7.2	4.9	(6.5)	(4.9)
Other non-cash items	(4.9)	(10.6)	(8.9)	9.1	(1.0)
Interest expense, net	43.3	45.2	47.9	49.2	36.7
Project mining subsidiaries’ depreciation, depletion and amortization	—	—	—	—	(30.6)

Adjusted EBITDA(4)	$177.7	$160.4	$181.3	$179.1	$78.3

Calculation of Adjusted EBITDA: (4)
Net income (loss)	$62.5	$47.9	$52.8	$42.4	$(36.0)
Cumulative effect of accounting changes, net-of-tax	—	—	(1.2)	—	1.3
Extraordinary (gain) loss, net-of-tax	(4.7)	(0.5)	(1.8)	7.2	—
Minority interest income	(0.1)	(0.4)	(0.6)	(1.2)	(0.8)
Income tax provision (benefit)	13.1	5.3	15.8	11.3	(9.9)
Interest expense (excluding project mining subsidiaries)	47.5	47.4	51.0	52.9	40.5
Interest income	(4.2)	(2.2)	(3.1)	(3.7)	(3.8)
Depreciation, depletion and amortization expense (excluding project mining subsidiaries)	63.6	62.9	68.4	70.2	87.0

Adjusted EBITDA(4)	$177.7	$160.4	$181.3	$179.1	$78.3

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with GAAP appear on this page and page 40.

[PICTURE-BUILDING]
TO OUR STOCKHOLDERS

A letter from Alfred M. Rankin, Jr., Chairman, President and Chief Executive Officer of NACCO Industries, Inc.
Introduction
     Net income at NACCO Industries increased by 30 percent in 2005 over 2004, but our goals for performance improvement are much more ambitious for the years ahead. Key profitability and growth programs in place at each of the subsidiaries are beginning to deliver substantial benefits. We believe that these programs, combined with positive market and economic factors, have the potential to deliver significantly improved performance in 2006 and further enhanced profitability in 2007 and beyond.
     Strategies and key programs have been established at each subsidiary to address specific industry dynamics and trends, with the objective of achieving specific financial targets and generating substantial cash flow before financing activities. Programs to enhance profitability are designed to achieve performance in line with minimum financial targets and programs to generate growth are intended to boost performance beyond these goals. In general, key programs tend to address issues such as managing costs, driving innovation and improving sales and marketing professionalism.
     NACCO Industries reported net income of $62.5 million, or $7.60 per share, and cash flow before financing activities of $18.9 million in 2005. Had each of NACCO’s subsidiary companies achieved its financial targets in 2005, the Company would have generated additional net income of $121.0 million, or $14.71 in additional earnings per share. Further, assuming increased cash flow could eliminate debt, and thereby interest costs, the Company could have produced additional net income of $29.4 million, or $3.57 in additional diluted earnings per share. (These non-GAAP calculations are explained in more detail on page 40 of this Annual Report.) Significant profit improvement and enhanced rates of return on NACCO’s capital employed are expected as the subsidiary companies improve their operating profits and approach their financial targets. Clearly, the stakes involved in executing the Company’s profit enhancement and growth programs remain very high and have NACCO’s full commitment.
     This letter provides a short summary of each subsidiary’s market situation, strategies, key programs and outlook, and concludes with an overall outlook for NACCO Industries. The subsidiary letters found later in this Annual Report provide much greater detail on the objectives and timing of key programs and on progress being made toward reaching each company’s specific financial objectives.
DISCUSSION OF RESULTS
     In 2005, NACCO Industries’ net income and revenues both increased significantly compared with 2004. The Company reported net income of $62.5 million, or $7.60 per share, compared with net income of $47.9 million, or $5.83 per share, in 2004. Revenues for 2005 were $3.2 billion compared with $2.8 billion in 2004, primarily as a result of increased sales at NMHG and HB/PS.
     Net income in both 2005 and 2004 included after-tax extraordinary gains of $4.7 million and $0.5 million, respectively, recorded by Bellaire Corporation (“Bellaire”), a wholly owned non-operating subsidiary which manages ongoing liabilities related primarily to closed Eastern U.S. coal mines. These extraordinary items relate to adjustments to Bellaire’s estimated obligation to the United Mine Workers of America Combined Benefit Fund.
     Income before extraordinary gain was $57.8 million, or $7.03 per share, in 2005 compared with $47.4 million, or $5.77 per share, in 2004. Income before extraordinary gain in 2004 included a $9.4 million pre-tax charge ($6.1 million after a tax benefit of $3.3 million) related to a restructuring program being implemented at HB/PS’ manufacturing and distribution facilities. In the fourth quarter of 2005, the Company recognized an additional $3.8 million pre-tax charge ($2.5 million after a tax benefit of $1.3 million) associated with a manufacturing facility restructuring at HB/PS which will complete the transfer of blender production for the U.S. and Canadian markets to third-party Chinese manufacturers, and a charge of $2.5 million for repatriation of foreign earnings at NMHG, as permitted by the American Jobs Creation Act of 2004. Excluding the effects of these charges, current year consolidated operations continued to improve as a result of increased sales volumes in the U.S., sales of higher-margin lift trucks and kitchen appliances, increases in selling prices, and restructuring programs previously implemented by both NMHG and HB/PS. These improvements occurred despite weak markets for housewares products, reduced customer visits to outlet malls, significant product development and marketing costs at NMHG, a relatively weak U.S. dollar and the business and economic effects of hurricanes in the Southern Florida and Gulf Coast regions of the United States.
     In 2005, NACCO generated $18.9 million in consolidated cash flow before financing activities, compared with $85.9 million and $80.5 million in 2004 and 2003, respectively. Cash flow before financing in 2005 included significant investments made both in working capital in support of higher sales volumes and in new mining operations.
NACCO Materials Handling Group
     NMHG is a leader in the global lift truck industry and is intensely focused on building on that success in the coming years.
     To remain competitive in the marketplace, it is vital to reduce operating and manufacturing costs continuously. One of NMHG’s primary strategies is to pursue increased efficiency while maintaining and improving product and service quality. Programs aimed at achieving this objective include comprehensive manufacturing restructuring activities, an extensive quality assurance initiative, an aggressive global procurement program, material cost recovery efforts and both aftermarket and administrative efficiency projects.
     Market success requires the ability to provide lift trucks appropriate for a wide range of end-user needs at competitive prices. NMHG has, for the last few years, been developing what it believes is the most flexible, modular product line in the industry, enabling the company to configure lift trucks cost effectively for individual end-user requirements. The company’s new 1 to 8 ton internal combustion engine product line represents the core of this new approach. Several programs linked to this strategy include a complete new product development process, new product introductions, programs to enhance product customization, a pricing optimization project and the development of specific industry marketing strategies.
     The sales and service needs of lift truck customers are intensifying, leading NMHG to focus on attaining a level of account management excellence unmatched in the industry. Several projects related to this strategy involve enhancing national and global accounts, expanding and improving the anchor dealer network, adding new aftermarket services and enhancing the parts offerings for Hyster, Yale and other brands of lift trucks. Programs are also in place to improve the performance of NMHG’s owned retail operations.
     The Company is hopeful that lift truck markets will remain strong and grow in all geographic regions and that NMHG’s lift truck volumes will increase. In 2006, NMHG shipments of certain products will, however, remain at controlled levels as factories ramp up production of new products.
     Overall, NMHG’s profitability is expected to continue to improve. The ongoing launch of newly designed lift trucks at NMHG, and an improved cost position for those products, is expected to drive performance improvements, particularly in the second half of 2006, despite continued phase-in costs as a result of the product launches. Further significant improvements are expected in 2007. Progress toward minimum profitability targets is anticipated throughout 2006, 2007 and 2008.

Hamilton Beach/Proctor-Silex
     HB/PS remains an industry leader with admirable performance and strong potential as some housewares companies consolidate or struggle financially.
     To help manage ongoing margin pressure in the industry, HB/PS continues to place significant emphasis on continuous cost reduction. Several key profitability programs address administrative and manufacturing cost reductions, continuous quality improvement, and supply chain optimization.
     Since new products drive growth and help sustain margins, successful housewares companies must repeatedly capture consumers’ attention. HB/PS is aggressively focused on innovation through a unique product development process and a high-impact new product introduction program designed to create new products consumers desire, as well as to improve profitability.
     Strong relationships with the leading housewares retailers are vital for success. Shelf placement, branding and promotions with all retailers and channels also are important to sustaining and improving sales volumes. HB/PS believes that it has the most professional sales and marketing organization in the industry. The company views this as critical to optimizing channel performance and maintaining strong retailer relationships. Programs supporting this strategy include specific retailer and channel position enhancement efforts as well as a number of strategic brand application initiatives.
     NACCO is moderately optimistic that housewares markets will improve in 2006 as HB/PS concentrates on further improving efficiencies, driving even more innovation and introducing a strong assortment of new products. As programs to improve profitability mature, more focus will be placed on programs to generate growth. HB/PS is expected to continue its progress toward its minimum target financial returns over the next two years, while pursuing profitable growth.
Kitchen Collection
     KCI continues to be the leader in kitchenware retailing in the outlet mall channel and is successfully expanding into other channels with existing and new store formats.
     With consumer visits to outlet malls down and store rent and labor expenses constant or increasing, disciplined cost control is essential to maintaining and improving profitability. KCI has established programs aimed at achieving cost control through continuous product cost management, highly focused store expense management and an ongoing logistics efficiency program.
     KCI believes there is still significant growth potential in kitchenware retailing, particularly in the niche between the lowest priced discounters and the higherend chains. One of the keys to capturing that potential is the ability to provide unique, quality products at affordable prices. To help accomplish that goal, KCI has established innovative product selection and merchandising programs, a highly successful Hamilton Beach® private label product program and an Economic Value Income program designed to help select SKU assortments which optimize profit performance.
     With limited expansion expected in the outlet mall channel, KCI is focusing on optimizing performance at existing outlet mall stores while expanding into new, high-potential formats and distribution channels. KCI has a number of initiatives under way related to enhancing the Kitchen Collection outlet mall format, including a large store format and a segmentation program designed to enhance performance based on different types of outlet malls. Programs targeting new channels or formats include an enclosed mall store project, an Outlet MarketPlace “mini-mall” concept and an ongoing, successful Internet sales program.
     KCI is hopeful that consumer traffic to outlet malls will improve and that modest performance improvement will occur in 2006. In 2006 and beyond, the company expects to implement its key profitability programs and increase its focus on growth initiatives. These, in combination with strengthened outlet mall traffic, are designed to return KCI to its minimum financial target levels.
North American Coal
     NACoal, as the nation’s largest lignite coal miner, is encouraged by prospects for new coal mining projects, particularly in the context of the recent domestic energy challenges facing the U.S. In addition, NACoal has established a successful and growing aggregates mining business and is poised for significant improvement and growth through operational enhancements, maturity of its new mining projects, and the potential for growth from additional new mining projects.
     Efficiency is crucial in mining operations, particularly at this time of increasing costs for mining supplies and equipment. Central to achieving NACoal’s objectives is its ability to leverage its low-cost mining expertise while assuring the highest levels of safety. Programs to support this approach focus specifically on employee safety, operational improvements at mines facing specific geological or operational challenges, such as the Mississippi Lignite Mining Company (“MLMC”) and the San Miguel Lignite Mining Operations (“San Miguel”), and adhering to a contract structure that minimizes risk from the changing market price of coal.
     NACoal and its customers believe strongly in continuously improving mining operations and having superior reclamation programs in place at each of its mines. Just as innovation is important in other NACCO businesses, it is also important for NACoal in the mining industry. NACoal strives to meet its customers’ expectations through mining and management innovation and award-winning environmental achievements.
     NACoal is pursuing a greater number of potential projects as coal is increasingly recognized as not only abundant in the U.S. but also environmentally responsible as a domestic source of energy as a result of new technology now available or on the horizon. New business opportunities include mining NACoal reserves for direct coal-fired power generation, coal gasification and coal-based energy production, as well as contract mining of lignite coal and aggregates for others.
     NACoal is optimistic that it will show significant performance improvement in the future, particularly at the San Miguel and MLMC operations, and the company hopes to undertake one or two new projects over the next several years, which could add significantly to company profitability in the longer term. Specifically, NACoal expects to meet its targets in 2006 and beyond with substantially improved returns on capital employed, as well as increased cash flow before financing activities.
NACCO Outlook
     In summary, the Company has well-thought-out profit enhancement and growth programs at each of its subsidiary companies that are expected to continue to deliver improving results. The Company is pleased with the progress achieved to date and is optimistic as it enters 2006. In particular, improvements in products and product costs at NMHG are anticipated to provide a significant benefit to performance, as are operational improvements at NACoal’s San Miguel and MLMC operations. Results of NACCO improvement programs are expected to become increasingly visible in 2006, especially in the second half, and to an even greater extent in 2007.
     While prospects for the next few years appear excellent, a word of caution is nevertheless in order. Other events could intervene, such as changes in markets, competitive conditions, material costs and currency exchange rates. However, NACCO is committed to achieving its long-term minimum financial goals at each subsidiary company. While each subsidiary company moves toward its goals, we expect strong and improving profitability and returns on capital employed. These goals are being pursued with the utmost determination.
     Throughout this period, NACCO also anticipates generating significant cash flow before financing activities. NACCO’s intention is to use this cash flow to reduce debt levels unless other strategic opportunities of greater long-term benefit to the Company and its stockholders arise.
     NACCO’s share price was $138.00 at the close of the financial markets on February 24, 2006. We believe the share price increase during the year recognized the work that has been done to improve and strengthen each subsidiary. By clearly articulating our understanding of the industries in which we compete, by successfully executing the programs in place, and by achieving our long-term objectives, we are hopeful that the Company will receive further improved valuation in the future.
     Finally, I would like to thank all NACCO employees for their continued support, hard work and commitment in meeting the challenges of 2005. I look forward to a successful 2006.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.
NACCO CONTINUES TO MAINTAIN A LONG-TERM PERSPECTIVE
     NACCO has consistently maintained a long-term perspective with respect to its subsidiary companies, which is reflected in four guiding principles:
•	Ensure highly professional management teams;

•	Attain industry-leading operational effectiveness and efficiencies;

•	Build industry-leading market positions; and

•	Create sustainable competitive advantage positions
     To help achieve these guiding principles and enhance stockholder value, the NACCO parent company plays a significant role by providing oversight to subsidiary processes, controls, programs and finances, as well as consulting services in areas such as strategy and tax. Further information on these oversight and consulting roles, as well as on NACCO’s strong corporate governance program, is outlined in a publication entitled CEO Perspectives, which is available on the NACCO website, www.nacco.com.

[FULL PAGE PICTURE]

Workers assemble new Yale 2 to 3 ton internal combustion engine cushion tire lift trucks. The trucks are moved through key assembly stages on NMHG’s new automated assembly line at the Berea, Kentucky plant using automated guided vehicles (AGVs).

NACCO MATERIALS HANDLING GROUP

An improved worldwide lift truck market led to increased shipments of 83,361 units in 2005 compared with shipments of 77,493 units in 2004
2005 Results
     NACCO Materials Handling Group (“NMHG”) Wholesale generated net income of $26.0 million on revenues of $2.2 billion in 2005 compared with net income of $17.9 million, as revised(1), on revenues of $1.9 billion in 2004. An improved worldwide lift truck market led to increased shipments of 83,361 units in 2005 compared with shipments of 77,493 units in 2004. Backlog decreased to 23,500 units at December 31, 2005 compared with 25,700 units at December 31, 2004.
     Revenue and net income benefited from a favorable shift in mix toward higher-priced lift trucks in the Americas and Europe, price increases implemented in 2004 and early 2005, and unit and parts volume increases. However, higher material costs and additional costs and manufacturing inefficiencies associated with the rollout of new internal combustion engine (“ICE”) lift trucks with lifting capacity ranges from 1 to 8 tons continued to reduce operating results. Additionally, in 2005, NMHG repatriated $56 million of earnings from foreign subsidiaries under the Homeland Investment Act, which resulted in an additional $2.5 million tax expense. Further, 2005 net income did not benefit from a recurrence of the $6.7 million pre-tax 2004 anti-dumping settlement award from U.S. Customs.

     NMHG Retail’s operations (net of eliminations) reported a net loss of $7.9 million on revenues of $185.8 million in 2005 compared with a net loss of $7.2 million on revenues of $195.2 million in 2004. The decrease in revenues was primarily associated with two European retail dealerships that were sold in 2005.
     NMHG Consolidated, which includes NMHG Wholesale and NMHG Retail, generated negative consolidated cash flow before financing activities of

(1)	For a portion of 2004, NACCO did not charge management fees to NMHG Wholesale. Subsequently, the NACCO management fees that were not charged during 2004 were reclassified between NACCO and NMHG Wholesale’s selling, general and administrative expenses and a capital contribution was made by NACCO to NMHG. As a result of the reclassification, the 2004 operating profit and net income results for NMHG Wholesale were revised.

$18.2 million in 2005, well below the $62.7 million generated in 2004. NMHG net debt (consolidated debt less cash and cash equivalents) decreased to $181.3 million at December 31, 2005 from $193.1 million at December 31, 2004. In 2005, consolidated cash flow before financing activities declined primarily due to increased working capital to support higher volumes, plant restructuring and the rollout of the new 1 to 8 ton ICE lift truck line, which commenced in 2005.
Vision & Goals
[PICTURE-The new Yale Veracitor™ 30VX counterbalanced internal combustion engine cushion tire lift truck provides capacity ranges up to 3,000 pounds.]
     NMHG’s vision is to be the leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value. NMHG Wholesale’s objectives have been to achieve a minimum operating profit of 9 percent by 2007-2008 and to generate substantial cash flow before financing activities. Over the past several years, NMHG has implemented a number of performance improvement projects aimed at achieving this goal. The company has made significant progress to date and expects more progress in 2006 and 2007, with a sustained high level of performance expected in 2008 and beyond. In addition, NMHG is focused on reaching break-even results in its owned retail operations while developing strengthened market positions.
Industry Trends
     Lift truck customers increasingly require more dependable lift trucks and greater levels of service and expect manufacturers and dealers to deliver both at competitive prices. Therefore, maintaining low costs as well as providing outstanding quality and reliability are critical for competitiveness. Because economies of scale are directly related to maintaining low costs, the industry is led by large, global manufacturers with an increasingly global supply base. Regardless of scale, increases in material costs and fluctuations in currency exchange rates have made net cost reductions challenging in the last several years. In this environment, continual improvements in manufacturing and supply chain efficiencies are critical to success.
[PICTURE-The new Hyster V30 - 35ZMU series is a very narrow aisle turret lift truck designed for high-density warehouse application in aisles as narrow as five feet and provides capacity ranges up to 3,000 pounds.]
     While cost and dependability are important, customers also increasingly desire specialized solutions for their materials handling needs, and the market is demanding a more rapid product development cycle. Manufacturers must strike the right balance between the number of models and options offered and the volume required to maintain efficiencies and economies of scale.
     As logistics efficiency grows in importance to end-users, the overall product and service needs of these customers become more sophisticated. Manufacturers face increasing demand for enhanced services, including national and global sales, financing options, and maintenance and parts coordination. As a result, successful lift truck companies and dealers have highly professional personnel and business processes and foster strong, lasting customer relationships.
     To reach its goals, NMHG has established strategies and key programs aimed at addressing current industry trends. These strategies and key programs can be grouped in three main areas: quality and efficiency, flexible and modular products, and sales and service excellence. Each key program is designed to enhance profitability or generate growth, both of which are critical for achieving NMHG’s goals in this mature industry. Profitability programs at NMHG focus mainly on manufacturing and supply chain efficiency, while growth programs focus on increasing country and industry market share positions by addressing customer needs with optimal packages of products and services.
Key Programs for Quality and Efficiency
[PICTURE-The Hyster container handler lift truck is a solid performer for use at ports and railroad terminals for loading and stacking containers and provides capacity ranges from 105,000 to 115,000 pounds.]
     NMHG continually strives to improve manufacturing and supply chain costs and improve operational effectiveness while delivering improved quality. NMHG’s proven ability to re-engineer processes and systems within an increasingly complex global operating environment supports this strategy. Several key programs aimed at achieving this high-quality/low-cost strategy include:
     Manufacturing restructuring. NMHG’s manufacturing strategy is guided by a commitment to high quality and efficiency. To accomplish these goals, NMHG has been restructuring its global manufacturing facilities and processes. The continued implementation of a lean manufacturing strategy based on Demand Flow Technology is reducing inventory and manufacturing floor space requirements while improving productivity, lead times and quality. The company is working to optimize production activities among several key final assembly plants, including Greenville, North Carolina and Berea, Kentucky in the United States, and Irvine, Scotland and Craigavon, Northern Ireland in Europe. The final phases of this restructuring are well under way and are expected to be completed in 2006.
     NMHG is also employing advanced assembly line technology in its Berea, Kentucky plant, to produce the new 1 to 8 ton ICE lift truck line. On this new assembly line, automated guided vehicles move trucks through key assembly stages only after quality is assured using the latest computer-aided testing and control equipment. In Craigavon, Northern Ireland, NMHG has implemented a newly retooled plant layout, which includes computer-assisted quality testing equipment. The company plans to expand the use of these advanced assembly lines in the future. This program to enhance profitability will primarily affect gross margin, and the most significant benefits are expected to occur in the 2006 to 2008 time frame.
[PICTURE-The new Yale MSW-E motorized hand straddle stacker lift truck, which excels in warehousing applications where space utilization is a consideration, provides capacity ranges from 3,000 to 4,000 pounds.]
[PICTURE-The new Yale AC Technology ATF lift truck has a reliable design and provides versatility and operator comfort in capacity ranges up to 4,000 pounds.]
     Quality initiative. A number of quality programs within NMHG are part of a corporate-wide emphasis on quality and an initiative to further reduce overall defect rates. While these programs have contributed to a significant reduction in warranty costs on a per-truck basis in 2005, the most significant benefits are expected to occur in the 2006 to 2008 time frame.
     Global supply chain. Demands on NMHG’s global procurement group were high in 2005 as a result of continued raw materials shortages and material cost increases, as well as skyrocketing energy costs. In addition to the short-term programs established to manage these challenges, a complete transformation of the supply chain process is under way at NMHG. The program includes the implementation of a new software system to enable greater regional and worldwide coordination and provide greater efficiencies. Concurrently, NMHG is continuing its efforts to optimize its supplier base, making that group smaller, more reliable, more responsive and lower cost. Non-core components continue to be outsourced to low-cost suppliers around the world, with increased focus on China and Eastern Europe. These programs to enhance profitability are intended to improve gross margins, and decrease SG&A and working capital,

NMHG has a well developed ability to translate end-user needs into global, adaptable product designs and are expected to be realized with the introduction of newly designed products, particularly in 2006 to 2007.
     Material cost recovery. NMHG’s material costs in 2005 were approximately $54 million higher than in 2004, primarily as a result of increased steel and energy costs. In response, NMHG has implemented selective price increases, which produced benefits totaling approximately $65 million in 2005. During 2006, NMHG’s price increases are expected to progressively offset the cumulative effect of material cost increases that have occured since 2003. The company continues to monitor material cost increases on a regular basis and to evaluate the need and potential for future price increases. This program to enhance profitability primarily affects gross margin and has resulted in benefits in 2004 and 2005, though full recovery of the accumulated increases in material costs incurred is not anticipated until 2007.
     Aftermarket efficiency. Several projects are under way to increase after-market service efficiencies, including programs to improve the ability of NMHG and its dealers to capture parts sales, manage parts inventories and enhance the training and electronic connectivity of service technicians. This program primarily affects SG&A and operating margin with benefits realized on an ongoing basis.
     Administrative efficiencies. During 2005, NMHG utilized a new web-based Contact Management System designed to improve customer support and yield a more cost-effective customer response system. Also, NMHG expanded its Transaction Processing Center activities in both the U.S. and Europe. NMHG will continue to expand its use of web-based technology to include marketing and logistics activities. This profitability program affects SG&A and operating margin, with benefits expected to be maximized by 2007.
Key Programs for Flexible, Modular Products
     A key NMHG strategy is to develop modular products that can be flexibly configured to provide unique, tailored end-user solutions at competitive costs. Supporting this strategy is NMHG’s well developed ability to translate end-user needs into global, adaptable product designs. The following programs are focused on achieving these results:
     New Product Development Process. In 2005, NMHG continued to implement this program to improve profitability through its completely re-engineered approach to developing new products. Complete ranges of products are being developed simultaneously rather than on a traditional series-by-series approach, including the new 1 to 8 ton ICE lift truck line. Platforms, components and modules are being designed to be used across a wide array of lift trucks. This approach decreases the overall number of components required and permits easier and more frequent upgrades. In addition, design, prototyping and testing are guided by a rigorous, staged approval process that delivers higher levels of reliability while increasing speed to market.
     Increased component commonality, combined with engineering techniques designed to deliver a more efficient assembly process, are expected to continue to increase labor efficiency, resulting in improved product quality. Lift trucks utilizing interchangeable components and systems assembled on highly automated assembly lines are increasing NMHG’s ability to configure and manufacture lift trucks to individual customer application requirements. NMHG also continues to deliver cost reductions and product quality improvements through its Value Improvement Program.
     For newly designed product lines that have already been introduced, these product development efforts are improving the quality of NMHG’s products, as well as more cost-effectively meeting end-user requirements. In the long term, improved efficiencies are expected to increase individual lift truck profitability as well as overall company

[FULL PAGE PICTURE]
The new Hyster Fortis™ S60FT counterbalanced internal combustion engine cushion tire lift truck, which can be configured to provide the appropriate lift truck for each user’s application and has a capacity of 6,000 pounds.

[FULL PAGE PICTURE]
The new Yale Veracitor™ GC-VX 1 to 2 ton internal combustion engine lift truck series provides capacity ranges from 3,000 to 4,000 pounds and has been designed with component commonality for simplified maintenance and customizable productivity packages for specific application needs.

The entire introduction of the new 1 to 8 ton ICE lift truck line, planned to take place in phases over three years, is now nearly 50% complete profitability. This program will primarily affect gross margin, and the most significant benefits are expected to be realized increasingly in the 2006 to 2008 period.
     SPED Strategy. When customer applications require highly specific solutions, the company has the ability to create truly customized features or configurations. This process, known internally as SPED, or Special Engineering Design, allows NMHG to respond to the unique needs of customers, particularly national account customers with large lift truck fleets and specialized needs. In 2005, a project was undertaken to make the SPED process more effective for customers, yet more efficient for NMHG to administer. This profitability program will primarily affect SG&A and gross margin and is expected to provide benefits gradually over the next few years.
     Strategic pricing optimization. Because the new modular product design concept will permit dealers to more accurately configure lift trucks to customer applications, lift trucks may be more appropriately priced as well. NMHG believes it will be able to deliver the lowest total cost of lift truck ownership to customers while delivering improved margins on new unit sales to both dealers and the company. NMHG has made a considerable investment in training its own and independent dealers’ sales forces in “value-based selling,” an approach intended to help match product pricing with customer value in a competitive market environment. This program, introduced along with the newly designed line of ICE products, will primarily affect gross margin, with benefits expected to occur increasingly during the 2006 to 2008 time frame.
     New product introductions. In early 2005, NMHG began its rollout of the 1 to 8 ton ICE lift truck line, which represents the most significant new product launch in the history of the company and a significant growth opportunity. This launch introduced the new Hyster Fortis™ series, and Fortens™ series in Europe, and the Yale Veracitor™ series of lift trucks. The entire introduction, planned to take place in phases over three years, is now nearly 50 percent complete, with the conclusion of the rollout expected in 2006 and 2007. NMHG’s Sumitomo/ NACCO joint venture also began the introduction of its new 1.0 to 5.5 ton ICE lift truck line in 2005, which is expected to help increase market share in Japan. Development of additional product lines using the same processes employed for the 1 to 8 ton ICE line is under way, with introductions expected by 2008 for electric counterbalanced lift trucks, warehouse lift trucks and big trucks. The introductions of these newly designed products are expected to enhance revenue and margins as well as absorb unused manufacturing capacity, primarily in the 2006 to 2008 time frame as these new products are introduced.
     Industry Marketing Strategy. In another effort to serve customer needs more specifically and effectively, NMHG has embarked on an effort to tailor products, services and sales approaches to targeted industry segments. This growth program is expected to enhance revenue, in combination with other programs, over the next several years.
Key Programs for Sales & Service Excellence
     NMHG is focused on maintaining and strengthening its already highly professional direct and independent dealer distribution networks in order to provide superior value-added support to its customers and market segments. NMHG’s ability to build strong, lasting customer and dealer partnerships should help the company accomplish this. Several programs supporting this service strategy include:
     National and global accounts. As additional evidence of the company’s dedication to custom services and solutions, NMHG has established industry-leading fleet management and national account organizations in North America, a developing national

[PICTURE-The new Hyster Fortis™ S40FT internal combustion engine lift truck series provides capacity ranges up to 4,000 pounds and can be configured to provide the appropriate lift truck for each user’s application.]

Key long-term programs are expected to drive improved margins and considerable profitability improvement in 2006 account program in Europe, and is enhancing its global account capabilities. NMHG’s goal is to offer superior value and services to large customers that have centralized purchasing but geographically dispersed operations. This program to generate growth is expected to help enhance revenues and margins and absorb unused manufacturing capacity. The benefits from this program are expected to be gradual, but increasing over the long term.
     Anchor Dealer program. The company’s Anchor Dealer strategy continues to strengthen a worldwide network of strong, professionally managed, well-capitalized independent dealers. NMHG’s experience is that these exclusive Hyster and Yale Anchor Dealers attain higher market shares, attract higher-quality employees and offer higher-value services to their customers than other dealers. This growth program is expected to continue to enhance revenues and margins and improve utilization of manufacturing capacity. Benefits are expected to be gradual but increasing over the long term.
     Dealer excellence enhancement program. This program, designed to drive improvement at the company’s existing dealers, provides dealers with best practices and performance assessment tools in the areas of operational and financial management, lift truck and parts sales, service, rental and fleet management. NMHG also offers customized consulting assistance to help dealers implement these programs to improve sales and profitability. In addition, a number of special initiatives are under way at NMHG to improve the company’s ability to communicate with and provide services to the dealer distribution network. These initiatives include order and contact management systems, a training knowledge center and customer and dealer satisfaction programs. As NMHG helps dealers enhance their capabilities, dealers can be more responsive to end users. These programs to generate growth are expected to ultimately enhance dealer and NMHG revenues over time.
     Aftermarket parts. In 2005, NMHG continued to leverage an important strategic alliance with a leading after-market parts provider in the Americas,

Europe and Asia-Pacific. This alliance has enhanced Hyster and Yale dealers’ offerings of competitive lift truck parts as part of an effort to increase NMHG’s share of its customers’ parts and service business. NMHG has also made significant investments in training dealer technicians in lift truck diagnostics, maintenance and repair procedures to assure highest-quality customer service. Revenue and margin improvements are being realized and are expected to continue to increase gradually as a result of this growth program.
     NMHG Retail improvements. NMHG Retail continues to implement cost reduction and revenue enhancement programs to improve the performance of its wholly owned retail dealerships. NMHG Retail’s objectives include the goal of reaching at least breakeven results while building market position.
Outlook for 2006 and Beyond
     Global lift truck markets increased in 2005. The company expects continued growth in all lift truck markets in 2006, including the Americas, Europe and Asia-Pacific, and orders are anticipated to remain strong. As a result, NMHG Wholesale expects to have higher volumes in 2006 in comparison with 2005 levels, with unit shipments of certain newly designed products increasing at controlled rates to accommodate the phase-in of these products at manufacturing facilities throughout 2006. Costs associated with the phase-in of the 4 to 7 ton series of the new 1 to 8 ton ICE lift truck line are expected to reduce that product line’s profitability in the near term, with profitability improving as the phase-in is completed and the company’s manufacturing locations move into full production. Improved price realization and a reduced rate of material cost increases are expected in 2006 and 2007. All of these factors, as well as the programs described, are expected to drive improved margins and considerable profitability improvement at NMHG in 2006, particularly in the second half of the year, with further substantial improvements anticipated for 2007.
     NMHG Wholesale’s financial objective has been to achieve an operating profit margin of 9 percent by 2007-2008. While the company’s operating profit margin was only 2.4 percent in 2005, it should be noted that 2005 was one of the peak years for expenses related to the new 1 to 8 ton lift truck program. As key profit improvement and growth programs mature further, the company expects to move increasingly toward its target operating profit in 2006, 2007 and 2008. These anticipated results will depend, in part, on the levels of material and energy costs, fluctuations in foreign currency exchange rates and continued successful implementation of established product development and manufacturing restructuring projects.
     NMHG’s Retail objective continues to be that its wholly owned retail dealerships reach at least break-even financial performance while building market position. Improved results are expected in 2006 and 2007.
     NMHG continues to believe it is offering the right products, manufactured at the right costs and sold by the right dealers. Key profitability and growth projects, particularly in the areas of quality and efficiency, product flexibility and sales professionalism, are expected to improve prospects for long-term growth in market share and profitability in an improving global economic environment.
     In closing, I would like to thank all NMHG employees and our dealers worldwide for their continued commitment to implementing vital programs and helping to sustain profitability levels while executing many complex, simultaneous global product launches. The company is in the midst of the busiest and most challenging period in its history, but it is also an era that should lay the foundation for a bright outlook for the company and for Hyster and Yale in the years ahead. I look forward to working together with all of NMHG’s partners to meet the challenges of 2006 successfully.

Reginald R. Eklund
President and Chief Executive Officer
NACCO Materials Handling Group, Inc.

[FULL PAGE PICTURE]
Clockwise from top: Hamilton Beach/Proctor-Silex’s newest products include: Hamilton Beach® Wavestation™ 12 speed blender, Hamilton Beach® Big Mouth® Pro 14 cup food processor, Hamilton Beach® Change-a-Bowl™ multi-bowl slicer/shredder, Hamilton Beach® iron, Hamilton Beach® Stay or Go™ 6 quart slow cooker and the eclectrics® all-metal drink mixer (shown in Moroccan red).

HAMILTON BEACH/PROCTOR-SILEX

HB/PS’ 2005 revenue benefited from increased sales volumes of U. S. consumer and commercial products

2005 Results
     Hamilton Beach/Proctor-Silex (“HB/PS”) had higher revenues and net income in 2005 compared with 2004. HB/PS’ performance was particularly strong in the context of overall weaker retail markets for housewares products and taking into account continued price pressures, rising material costs and significant competition for consumers’ discretionary incomes.
     HB/PS’ 2005 revenue, which increased to $527.7 million in 2005 from $507.3 million in 2004, benefited from increased sales volumes of U.S. consumer and commercial products, and more specifically from additional shelf placements and promotions by retailers in support of fourth quarter direct-response television advertising, specifically for newly introduced products.
     Net income increased to $20.3 million in 2005 from $15.2 million in 2004. In 2004, HB/PS implemented a restructuring program at its various manufacturing facilities. In the fourth quarter of 2005, the company recognized a charge of $3.8 million pre-tax, or $2.5 million after a tax benefit of $1.3 million, associated with an additional restructuring program implemented at the Saltillo, Mexico manufacturing facility which will complete the transfer of the remaining production for the U.S. and Canadian markets to third-party Chinese manufacturers. Excluding the 2004 and 2005 restructuring charges, HB/PS realized an increase in net income in 2005 compared with 2004. The improvement is primarily attributable to an increase in HB/PS’ operating profit as a result of the manufacturing restructuring program implemented in 2004, along with increased sales volume and a continued shift to sourcing products from China.
[PICTURE-eclectrics® all-metal coffeemaker (shown in seabreeze)]
Vision and Goals
     HB/PS’ vision is to be the leading North American designer, marketer and distributor of small kitchen electric and household appliances sold under strong brand names and to achieve profitable growth from innovative solutions that improve everyday living. HB/PS’ objective is to achieve a minimum operating profit margin of 10 percent by 2007 and to generate substantial cash flow before financing activities. The company has already made significant progress toward these goals.
Industry Trends
     Margin pressure in the housewares industry continues to be intense as both competitors and retail customers consolidate. In addition, increased costs of freight and raw materials such as plastic, copper, aluminum and steel continue to add further pressure on margins. In response, HB/PS and other housewares manufacturers have transferred a significant portion of their manufacturing to lower-cost regions, primarily in Asia.
     New, innovative products tend to drive growth and higher margins in the marketplace. Against a backdrop of growing interest in home cooking, many new products aimed at this market, particularly those promoted on television, have been well received by consumers. Brand names continue to be important in small kitchen appliances, with the importance of these names varying across consumer segments and markets. However, the overall market growth rate in small kitchen appliances is relatively low and products face increasing competition for consumers’ disposable income from consumer electronics and other gift items.
     Strong relationships with the leading small kitchen appliance retailers, which continue to grow in size, are critical for success. Shelf placement is highly competitive and sales are increasingly driven by promotional activity in the fourth quarter holiday season, which delivers a significant portion of annual sales.
     To achieve its stated goals, HB/PS has established strategies and key programs aimed at responding to these industry trends. These strategies and programs focus on three fundamental areas: continuous cost reduction, innovation, and professional sales and marketing. Each key program is designed to enhance profitability or generate growth. Profit enhancement programs focus on efficiencies in product development, manufacturing and the supply chain, while growth programs focus on new product innovations, branding and distribution channel optimization.
Key Programs for Continuous Cost Reduction
     HB/PS is focused on driving continuous cost reduction throughout the entire company and at all of its suppliers. The company’s exceptional ability to identify and eliminate unnecessary costs across the value chain is a key competitive advantage. Four key programs directed at accomplishing improvements and cost reductions include:
[PICTURE-eclectrics® all-metal toaster (shown in the new sterling color).]
     Administrative cost reduction program. As the result of a 2004 management reorganization, HB/PS is operating with a leaner organization. Achieving its target of a minimum of 10 percent operating profit margin has become part of HB/PS’ culture. All employees participate in identifying non-value-added expenses and developing creative ways to improve processes. This program to enhance profitability primarily impacts SG&A.While the largest benefits were realized in 2005, some incremental benefits may be realized in 2006 and beyond.

[PICTURE-eclectrics® all-metal stand mixer (shown in Moroccan red)]
     Manufacturing cost reduction. A number of manufacturing efficiency programs are helping HB/PS reduce product costs.With the anticipated completion of these restructuring programs by mid-2006, HB/PS will be using contract manufacturers to produce all of its products except for a few products manufactured in Mexico for the Mexican and Latin American markets. The company expects continued margin improvements as a result of the manufacturing restructuring programs implemented in 2004 and 2005. Improved margins are expected on commercial products that are being transferred from an owned factory in the United States to third-party manufacturers in China and on blenders for the U.S. and Canadian markets that are being transferred from an owned factory in Mexico to third party Chinese manufacturers.
     Also, at the company’s Chinese suppliers’ plants, HB/PS is implementing its ongoing Value Improvement Program, which seeks to reduce costs of process, components and products. The company’s objective is to maintain a significant competitive advantage by combining low-cost, third-party manufacturing capabilities with HB/PS’ deep manufacturing experience. This program, which enhances gross profit margins, provided significant benefits in 2005 with additional benefits expected in 2006 and 2007.
     Continuous quality improvement. HB/PS is committed to continuous quality improvement throughout all areas of the company. HB/PS’ commitment to quality was demonstrated again in 2005 by product return rates that remained at comparatively low levels. By actively transferring specific processes and techniques to assure high quality, consistency and efficiency, HB/PS has made quality a significant focus at key suppliers in China. These programs should pay off increasingly as significant expenses for implementing this program have already been incurred, and further improvements in already high levels of quality performance are anticipated in 2006 and 2007.
[PICTURE-new eclectrics® all-metal double spindle drink mixer (shown in sugar)]
     Supply chain optimization. HB/PS’ continued intense focus on supply chain management in 2005 resulted in performance improvements for the company and for HB/PS’ retail customers. HB/PS continues to implement improvement projects at its Memphis, Tennessee distribution facility, and the company is increasingly offering customers additional efficiencies through direct-ship programs, which route products directly to retailers’ warehouses. Also, HB/PS is expected to improve its capabilities further through continued implementation of its supply chain software system in 2006, which is designed to enhance collaborative planning, forecasting and replenishment processes at several key retailers. Benefits from this program are expected to be realized increasingly in 2006 and 2007.
[PICTURE-Proctor Silex® Easy Press™ Iron]
Key Programs to Leverage Innovation
     HB/PS relentlessly pursues innovation in its product categories through its superior ability to research, design and test new product concepts. Two programs supporting this strategy include:

[FULL PAGE PICTURE]
Hamilton Beach/Proctor-Silex has introduced the next generations of its Brewstation™, the number-one-selling coffeemaker product family in America. Shown from left to right: Proctor Silex® Brewstation™ 10 cup dispensing coffeemaker, Hamilton Beach® Brewstation™ Deluxe 12 cup coffeemaker (shown in silver) and the Hamilton Beach® Brewstation™ Deluxe 12 cup coffeemaker (shown in black).

Backed by its consumer-oriented product development process, HB/PS has demonstrated a strong track record in new product introductions
     Product development process. HB/PS’ product development process is designed to create a steady stream of innovative products that exceed current offerings in features, performance, style and value. HB/PS’ goal is to deliver the most innovative products at the most competitive costs possible and to bring to market products that represent best-in-class performance. HB/PS utilizes in-depth consumer research that enables the company to develop products with consumer-preferred features and high rates of market acceptance. HB/PS’ engineers in both the U.S. and China, as well as engineers at the company’s key partners in China, all contribute to the process for designing successful new products. This program to enhance profitability is designed to affect gross margin and SG&A positively, and is an ongoing investment for the company which is expected to bring both near-term and long-term benefits to HB/PS.
     New product introductions. Backed by its consumer-oriented product development process, HB/PS has demonstrated a strong track record in new product introductions. In 2005, approximately half of the company’s U.S. consumer sales were from products introduced in the last three years. The revolutionary Hamilton Beach® BrewStation® coffeemaker, featuring carafe-less, cup-activated dispensing, continued to be the number-one-selling coffeemaker product family in America. Other examples of innovative new products include the WaveStation™ blender, which features a specially shaped jar to improve blending performance as well as a cup-activated serving feature, and the Change-A-Bowl™ slicer/shredder, which fits on top of reusable GladWare plastic containers. In addition in 2005, HB/PS continued its rollout of a complete line of higher-end, color-coordinated, die-cast kitchen appliances under the Hamilton Beach® eclectrics® brand name. All product categories within the company have aggressive new product introduction schedules.
     The company plans to introduce a number of new commercial products from 2006 to 2008. HB/PS is optimistic that these new products will have a significant impact on the commercial division’s revenue and profitability.
     Additionally, patent protection is always sought and enforced, when appropriate, for new products, product features or designs. Revenue and margin improvements are expected on an ongoing basis from this growth program.
Key Programs for Professional Sales & Marketing
     HB/PS also has an ongoing strategy to develop and sustain the most professional sales, marketing and branding programs in the industry. The company has a proven ability to match products, services and brands to specific retailer assortment needs. Programs supporting this strategy include:
     Retailer and channel focus. HB/PS works closely with retailers to develop product assortment strategies to optimize category profits. In-depth data analyses are used to recommend the most profitable combination of products, features and price points in each product category. In turn, these analyses drive the HB/PS product development process, improve speed to market and increase the success rate of new products. HB/PS’ category management approach is applied across all types of retailers, from mass merchants to smaller regional retailers, and is being applied in the United States, Mexico, Canada and other selected international markets. This growth program has helped enhance revenues and margins and is expected to do so on an ongoing basis.
     Strategic brand application. HB/PS has a broad complement of key brand names targeted at distinct consumer segments. The Hamilton Beach® eclectrics® brand targets a high-end consumer who demands the best in performance and style and is willing to pay more for those benefits. The eclectrics® brand continues to receive high levels of media coverage. Hamilton Beach®-branded products target a mid- to higher-end consumer desiring a strong brand name, innovative features and attractive styling. Additionally, HB/PS produces selected General Electric-branded products for Wal-Mart that also targets this consumer segment. Proctor Silex®-branded products target the middle-market consumer who prefers a strong, heritage brand name with good features and appearance at a reasonable price. The new Traditions by Proctor Silex™ brand targets the entry-level consumer with basic, lower-priced products. The TrueAir® brand, used for home health products, continues to demonstrate strong appeal in its market segment. Strategically applying this range of targeted brands is expected to continue to benefit HB/PS on an ongoing basis.
     The Hamilton Beach® Commercial brand targets restaurants, bars and the hotel amenities markets. The strong heritage of the Hamilton Beach® Commercial brand name results from many successful years of producing blenders and the classic soda fountain-style milkshake mixers that could be seen on the back counter of almost every soda fountain across America. Today, the Hamilton Beach® Commercial brand name is associated with a wide variety of products found in commercial kitchens, restaurants and bars. It remains the number-one brand name in commercial bar blenders and spindle mixers in the U.S.
Outlook for 2006 and Beyond
     As a result of its ongoing focus on innovative new products, HB/PS has a strong assortment of new products planned for 2006 and 2007. HB/PS is moderately optimistic that consumer markets will improve in 2006 and that the company will continue to see performance improvements from its profitability and growth programs over the next several years. Specifically, efforts in administrative cost reduction, manufacturing efficiency, product innovation, promotions and branding are expected to help sustain or improve profitability in 2006 and 2007.
     Overall, HB/PS is proud of its record of profit improvement, and intends to make further strides in the future. The company improved its operating profit margin in 2005 to 7.0 percent, up from 5.6 percent in 2004. As noted earlier, HB/PS’ goals are to achieve a 10 percent minimum operating profit margin by 2007, as well as to generate significant cash flow before financing activities. Recent more tempered industry growth and the timing of specific improvement projects could delay reaching the operating profit goal by 2007. However, with improved consumer markets and continued success in planned product introductions, HB/PS could attain this goal by the end of 2007. HB/PS did, however, meet its cash flow goal in 2005, with cash flow before financing of $27.9 million, and expects to continue to do so in future years. In summary, the company is optimistic about the successful implementation of its strategic programs and about its prospects for continued performance improvement.
     In 2005, everyone at HB/PS worked hard as a team to accomplish our objectives. We saw significant accomplishments as we worked together to innovate, control costs, bolster brands and further increase professionalism. We continue to set the standard for our industry in many ways, but can never be complacent. My thanks go out to every one of the company’s employees for sustained excellence in a challenging retail environment. I look forward to continued success in 2006.

Dr. Michael J. Morecroft
President and Chief Executive Officer
Hamilton Beach/Proctor-Silex, Inc.

[FULL PAGE PICTURE]
The new Hamilton Beach® Commercial Revolution™ Ice Shaver Blender for use in bars and restaurants.

[FULL PAGE PICTURE]
Kitchen Collection’s store in Chillicothe, Ohio features higher-margin, brand-name kitchen gadgets, small electric appliances and a variety of other kitchen- and housewares-related products.

KITCHEN COLLECTION

The number of Kitchen Collection’s outlet and enclosed mall stores increased to 195 in 2005 from 188 in 2004
2005 Results
     Kitchen Collection (“KCI”) had a very challenging year in 2005. While sales increased 4 percent to $116.9 million in 2005 from $112.3 million in 2004 as a result of an increase in permanent and temporary store locations, as well as an increase in the amount of the average sales transaction, the number of sales transactions per store declined 3 percent as a result of a decrease in outlet mall traffic attributable primarily to higher gasoline prices. Additional profits from the modest sales increase were not adequate to offset increased store operating costs, primarily due to more stores and higher utility and employee-related costs. As a result, net income declined in 2005 to $1.0 million from $2.0 million in 2004. Nevertheless, KCI remains relatively strong compared with its competitors in the outlet mall channel and produced a return on equity (1) (“ROE”) of just under 9 percent.
     The number of KCI’s outlet and enclosed mall stores increased to 195 in 2005 from 188 in 2004. In addition, the company operated 21 temporary stores in traditional enclosed malls during the fourth quarter holiday season compared with 17 in 2004.
Vision and Goals
     KCI’s vision is to be the leading specialty retailer of housewares in outlet malls and other retail channels for consumers seeking a large selection of unique, high-quality products at an exceptional value. KCI’s goals are to earn a minimum operating profit margin of 5 percent and to generate substantial cash flow before financing activities. While the company continues to work diligently toward these objectives, attainment of these goals will be challenging in the near term, given the external marketplace challenges the company faced in 2005 and continues to face.
Industry Trends
     The retail environment for housewares has become increasingly

(1)     ROE = 2005 net income divided by 2005 average equity (a five-point average of equity at December 31, 2004 and each of 2005’s quarter ends).

[PICTURE-Kitchen collection’s store in Chillicothe, Ohio]

KCI’s strategies are focused on three areas: disciplined cost control, unique affordable products, and format improvement and expansion competitive over the last several years. Sourcing from China is widespread and the playing field is beginning to level out, with many retailers offering value-priced kitchen products. To succeed in kitchenware retailing, costs must be kept to a minimum.
     KCI believes there is excellent growth potential in kitchenware retailing, but only through offering unique, quality products at prices affordable to most consumers. Despite a challenging economy and high interest in consumer electronics items, the increased popularity of cooking television shows is evidence of heightened interest by consumers in home cooking. While a number of very low-end and very high-end retailers participate in the marketplace, there is still an excellent opportunity for stores offering mid-priced, good-quality kitchenware.
     The outlet mall industry expanded rapidly during the 1990s and has now slowed as consumers find comparable values in many channels, including mass retailers and the Internet. In addition, consumer traffic at many outlet malls has declined recently due primarily to the cost of reaching their “out-of-the-way” locations given higher gasoline prices. Certain outlet malls have retained their strength while some have struggled. Success in outlet malls has shifted more to optimizing performance in each existing store than expansion to new outlet malls. However, there remain significant growth opportunities for KCI, particularly in the mid-price niche, and in other channels, such as traditional enclosed malls.
     To help KCI attain its stated goals, the company has established strategies and key programs geared to these current industry trends. KCI’s strategies and key programs are focused on three main program areas: disciplined cost control, unique affordable products, and format improvement and expansion. Programs designed to enhance profitability are especially important in this period of reduced outlet mall traffic. In addition, programs to identify and offer unique affordable products and to improve upon and expand its store formats outside of outlet malls are increasingly important for generating growth.
Key Programs for Disciplined Cost Control
     KCI’s proven ability to manage both vendor and store costs assertively is accomplished through three established programs aimed at achieving disciplined cost control.
     Continuous Product Cost Management. This ongoing program to enhance profitability draws upon KCI’s significant experience in sourcing and managing vendors.
     Store Expense Management. This ongoing program to enhance profitability relies upon KCI’s ability to manage store rental and labor costs, key drivers of profitability, particularly in times of reduced consumer traffic.
     Logistics Efficiency. In 2005, Kitchen Collection continued to improve its warehouse operations in Chillicothe, Ohio in order to increase capacity and throughput and decrease overall operating costs. The benefits from this investment are expected to be ongoing.
Key Programs to Assure Unique, Affordable Products
     Another KCI strategy is to provide customers with a continuous stream of innovative, quality, unique products offered at affordable prices. The company’s strong competency in providing both analytic rigor and creativity to the product selection process supports this strategy. The company is working to achieve this strategy though the following programs.
     Innovative Products and Merchandising. This growth program is designed to assure that the latest products with the highest potential are found on the shelves of KCI stores, and that its products are displayed in ways designed to attract optimal consumer attention. KCI continually tests and implements new approaches to increase traffic in its stores, to increase the percentage of individuals who make purchases after they enter a store, to encourage customers to purchase higher-margin items and to increase the average purchase amount of those who buy. Special brand programs, “As-seen-on TV” items, and special-value close-outs are all part of this program to help increase revenue on an ongoing basis.
     Hamilton Beach/Proctor-Silex Brand Leverage. KCI continues to leverage its lines of sourced private label merchandise featuring the Hamilton Beach® and Proctor Silex® brand names, which are unique to KCI and among KCI’s most successful and profitable product lines. These private label non-electric product lines now feature nearly 400 items, including gadgets, cutlery, cutting boards, barbecue tools, bakeware and cookware.
     Economic Value Income. KCI utilizes disciplined operating controls to improve margins. The company continues to use its proprietary Economic Value Income (“EVI”) business tool to assist in determining how to maximize its return per cubic foot of retail space. When combined with other revenue and margin enhancement programs, EVI assists in optimizing profit from the mix of products, the amount of space allocated to each product and the most appropriate store size.
Key Programs for Store Improvement and Expansion
     KCI’s primary strategy for growth focuses on strengthening its leadership position in outlet malls, while working to reach customers through other channels utilizing creative approaches. One of the strengths that supports this strategy is KCI’s ability to analyze store data and create specialized programs for different types of channel situations. KCI has four programs aimed at making this strategy successful.
     Outlet Mall Format Initiatives. With nearly 200 locations, KCI stores can be found in a variety of mall types, from those located in tourist locations to higher-end premium outlet malls. KCI utilizes mall profiling information and segmentation analysis to assess new mall locations as well as improve profitability at existing malls. Important profiling criteria include whether an outlet mall has high-end retail tenants, is located near a tourist destination or is located in an urban or rural area. This growth program is expected to increase revenue and margins on an ongoing basis.
     Kitchen Collection has also selectively introduced a larger store format in the outlet mall channel. These stores offer an expanded assortment in several key areas, including tabletop, dinnerware and glassware items. Larger stores will be used where the additional cost of space can be justified.
     Enclosed Mall Format Initiatives. The enclosed mall store format, which continues to operate in test mode, represents the company’s most promising driver of future growth. KCI is planning to introduce a completely new store format for enclosed malls in 2006 based on experience with Gadgets & More® and Kitchen Collection® stores located in enclosed malls, which currently sell a broad range of higher-margin kitchen gadgets and other selected housewares products. The company currently has only 18 permanent, enclosed mall stores in a potential market of more than 500 traditional enclosed malls. The company continues to gain important insight from its initial stores, and remains prudent in the pace with which it opens additional stores in order to ensure that potential sales volumes and profit meet KCI’s objectives.
     KCI operated 21 seasonal stores in enclosed malls in November and December 2005. These stores utilize a quick-to-set-up temporary store format to take advantage of the strong holiday gift giving season. This program, which can be expanded, is expected to continue to add revenue in coming years.
     Outlet MarketPlace Initiative. KCI is currently taking part in a test program in which Vanity Fair Corporation rents large retail spaces, formerly occupied by large big-box retailers such as K-Mart, and converts them into “mini-malls” with a substantial number of discount retailers inside. These stores operate under the Outlet MarketPlace name. Vanity Fair provides all labor related to store operations, with KCI responsible only for stocking its assigned space. To date, the test stores have been successful but growth will be at a pace set by Vanity Fair. Expansion of this program would be expected to add profitable revenue to KCI.
     Internet Format Initiative. Sales from the company’s web site, www.kitchencollection.com, increased in 2005 compared with 2004, and this channel remains profitable for the company. As marketing activities, such as direct e-mail campaigns and Web partner programs, increase, sales and profits from this channel are expected to continue to increase.
Outlook for 2006 and Beyond
     Overall, KCI believes it has managed costs well through challenging times in the marketplace. Under these conditions, KCI achieved an acceptable ROE (1) of just under 9 percent in 2005. The company expects modest increases in sales and improvements in operations in 2006 from new product offerings and continued success of key programs. KCI expects that more significant growth will come from the addition of new stores in various formats in the coming years.
     KCI’s operating profit margin was 2 percent in 2005, well below the company’s objective of earning a minimum operating profit margin of 5 percent as it did in 2003. KCI may not reach its operating profit goal in the 2006 to 2008 period unless factory outlet mall traffic improves. Given its constrained profitability in 2005 and its need to enhance inventory levels to ensure product availability, KCI also had a modestly negative cash flow before financing activities in 2005. In summary, KCI will continue to pursue its objectives by maintaining disciplined cost control, offering unique products at great values, and fortifying its traditional outlet mall stores while pursuing additional store formats.
     In closing, I want to thank all of our KCI employees for their hard work and dedication during a very difficult year for the outlet mall industry. I look forward to working with this outstanding team of people as we work toward a more successful 2006.
Randolph J. Gawelek
President and Chief Executive Officer
The Kitchen Collection, Inc.

(1) ROE = 2005 net income divided by 2005 average equity (a five-point average of equity at December 31, 2004 and each of 2005’s quarter ends).

[FULL PAGE PICTURE]
A wide selection of Hamilton Beach® -branded non-electric products, sold exclusively at Kitchen Collection® stores.

[FULL PAGE PICTURE]
The Falkirk Mining Company in North Dakota uses a variety of heavy-duty equipment to mine lignite coal, including, from the background forward, a Marion 8750 dragline, a Marion 195M dragline, an electric loading shovel, Kress haul trucks, a Caterpillar front-end loader and a Caterpillar bulldozer.

Branding Strategy
     In late 2005, the North American Coal Corporation (”NACoal”) adopted a new logo for the company and its subsidiaries in recognition of the company’s position as a world-class coal producer and miner. The company’s lignite coal mines will operate under the name North American Coal, while the company’s non-coal mining operations will operate under the name North American Mining. Both new logos are shown above.
     The new logos reflect NACoal’s business focus and environmental commitment with black representing the company’s heritage in coal mining, a bright brown curve representing the earth’s surface and forest green and deep blue representing NACoal’s commitment to reclamation and environmental stewardship.
THE NORTH AMERICAN COAL CORPORATION

New limerock dragline mining operations at NACoal contributed to an increase in 2005 deliveries that were 33 percent higher than in 2004
2005 Results
     NACoal operates six lignite coal mines which delivered 34.7 million tons of lignite coal in 2005 compared with 34.4 million tons in 2004, maintaining NACoal’s position as the nation’s largest lignite coal producer and one of the top ten coal producers nationwide. The company’s lignite coal reserve position, including reserves related to unconsolidated project mining operations, remains strong with a total of 2.3 billion tons, of which 1.2 billion tons are committed to current customers.
     NACoal’s limerock dragline mining operations had an excellent year with limerock deliveries 33 percent higher in 2005 compared with 2004, primarily due to the start-up of two new limerock dragline mining operations in 2005. Deliveries were 25.2 million cubic yards of limerock during 2005 compared with 18.9 million cubic yards during 2004.
     Despite the increases in deliveries, NACoal’s net income in 2005 decreased to $16.2 million compared with $18.6 million in 2004. The decrease occurred primarily as a result of adverse geological mining conditions at the Mississippi Lignite Mining Company, continued losses at the San Miguel Lignite Mining Operations and increased start-up costs related to new limerock dragline mining operations.
Vision and Goals
     NACoal’s vision is to be the leading low-cost miner of lignite coal used in power generation and coal gasification and liquefaction plants and to provide selected value-added mining services for companies in the aggregates and other industrial minerals businesses. NACoal’s goals are to earn a minimum return on capital employed of 13 percent, deliver positive Economic Value Income from all existing consolidated mining operations as well as any new projects, maintain or

[PICTURE-Wheat fields ready for harvesting bask in the evening sun on reclaimed land at The Coteau Properties Company’s Freedom Mine in North Dakota.]

NACoal has key strategies focused on low-cost mining expertise, mining and reclamation innovation, and new business opportunities increase the profitability of all existing unconsolidated project mining operations, and generate substantial consolidated cash flow before financing activities. NACoal is making good progress toward achieving its goals and expects solid performance improvement in 2006 and further improvement in 2007.
Industry Trends
     Safety and efficiency are critical to providing value in the mining industry. Operational costs are highly sensitive to changes in mining routines. When difficult mining situations emerge, pressure is put on profitability. Recently, increases in diesel fuel cost and the reduced availability and higher cost of tires for mining equipment have created additional challenges. Successful companies must remain vigilant about containing costs, even when mining contracts are designed to cover cost increases.
     Lignite coal customers, primarily electric power plants, are under constant pressure from their end-users to provide affordable power in an environmentally sensitive manner. Since mining is a relatively mature industry, it is imperative for mining companies to develop new, innovative processes to remain competitive.
     New opportunities and growth in the mining industry can arise in traditional coal and aggregates mining as well as in new areas, such as coal-based fuel production. In certain regions of the U.S., the demand for local power is increasing. In these as well as other regions, power companies that have traditionally mined their own lignite are considering contract mining.
     Significant advances in traditional power generation technology, along with sharp increases in the price of natural gas, have increased the probability that new coal-fired power plants will be built over the next several years. In addition, many energy companies are now considering completely new coal-based energy technologies, such as gasification, coal-to-liquids, and other coal enhancement processes. NACoal expects to continue to play a leadership role in the evolving energy, environmental and national energy policy landscape in the U.S. with the objective of capitalizing on a growing need for low-cost coal based domestic energy sources.
     To reach its goals, NACoal has established several strategies and key programs to respond to current industry trends. The programs, designed to enhance profitability or generate growth, can be classified in three main areas: low-cost mining expertise; mining and reclamation innovation; and new business opportunities.
Key Programs to Leverage Low-Cost Mining Expertise
     NACoal leverages highly disciplined management of its financial activities and its operations to minimize costs and ensure safety. Four key projects supporting this mining strategy include:
     Employee Safety. Ensuring employee safety is the number-one priority at NACoal. Each of NACoal’s mines emphasizes safety as part of its daily routine. Three of the company’s mining operations worked the entire 2005 calendar year without incurring a single lost-time accident, and NACoal’s lost-time accident rate has consistently been well below the national average. NACoal firmly believes that its commitment to safety and strong employee relations improves productivity and employee retention, thereby reducing costs and enhancing profitability.
     Mississippi Lignite Mining Company Improvement. This mine and the customer’s power plant were fully operational in 2005. However, mining efficiency was negatively affected in 2005 by certain adverse geological conditions and by mining through a hill, which required the removal of an unusually large amount of overburden to reach the lignite coal below. Mining efficiency and profitability at this operation are expected to improve in 2006 as NACoal completes implementation of its solution for handling the adverse geological conditions and completes mining in the hill area.
     San Miguel Lignite Mining Operations Improvement. In 2005, NACoal provided a range of mining services at this mine, some of which were within the scope of the original mining contract and some of which were within the scope of the 2004 amendment to that original contract. Although more tons were mined in 2005 than in 2004, revenues and income were less than planned as NACoal provided more lower-fee and lower-margin services than anticipated by the original contract scope. NACoal expects significant improvements in revenues and income from this mine in 2006 as mining services are anticipated to be performed under an amended contract that is anticipated to cover the period from 2006 to 2010. If this amended contract is consummated, NACoal will be continuing its strong working relationship with this customer in the period after 2007, when its current amended contract expires.
     Contract Structure. Central to NACoal’s strategy are contracts which minimize exposure to the market price of coal. These contracts are carefully structured coal supply agreements that essentially establish the specific mining services that NACoal will perform for its customers and the mechanisms by which it will be compensated for performing those activities. These agreements include various cost escalation mechanisms and may include performance incentives. Through these mining agreements, NACoal and its customers share a common goal of minimizing costs. By eliminating speculation on the future price of coal, these contracts are designed to permit the company to consistently earn sound margins for its services and to earn, on a regular basis, returns on capital employed that are in excess of the company’s cost of capital.
Key Programs for Mining and Reclamation Innovation
     A second key NACoal strategy is to research, develop and deploy new mining, reclamation and supply base management techniques. The company’s culture of inquiry, creativity and excellence along with the following programs support this strategy:
     Mining and Management Innovation. NACoal continues to be a leader in developing innovative mining and management methods. These processes have improved mining efficiencies and coal recovery, reduced costs, enhanced safety and lessened the environmental impact of mining.

As NACoal implements its programs, the company anticipates further improvement in return on capital employed, particularly in 2006 & 2007
NACoal has pioneered the use of certain coal extraction equipment, designed unique systems to mine in flood plains and other challenging mining areas, and developed special features for coal hauling trucks and utilized special equipment maintenance tracking software. In addition, NACoal is utilizing new supply chain management measures to address the challenges of limited availability and increased costs of some materials, supplies and equipment.
     Environmental Commitment. NACoal is committed to protecting the environment by restoring mined land to its original or an improved condition. The company utilizes innovative methods to assure reclamation accuracy in this process, including the use of global positioning devices installed in the earth moving equipment that are linked to electronic maps. The company has been a prominent recipient of many environmental awards over the years.
Key Programs for New Business Opportunities
     NACoal’s strategy for growth is focused on understanding and satisfying the mining and energy needs of each region in which the company operates. NACoal sustains long-term partnerships in these regions. The company’s intense focus on opportunity analysis, networking and new business development activities guides this strategy. Projects directed at accomplishing this business development strategy include:
     Mining NACoal Reserves for Direct Coal-fired Power Generation. The foundation for new lignite coal mining projects continues to be the ongoing, in-depth analysis of power generation supply and demand in each of the regions where NACoal has reserves. In areas where future power generation demand is expected to outpace supply, there is potential for the development of new power plants that could utilize lignite coal owned or controlled by NACoal. Based on results of these ongoing analyses, NACoal adjusts its ownership plans for its existing lignite coal reserves as well as its strategies for securing ownership or leases for additional reserves which offer potential for future development. In addition, NACoal owns what it believes is the most extensive bank of geological data on lignite coal reserves in the country, consisting of data on its company-owned reserves as well as lignite coal reserves owned or controlled by other land owners. This wealth of data provides a strategic advantage to NACoal as it works to identify, prioritize and pursue opportunities to develop new mining operations for the company’s reserves.
     Mining NACoal Reserves for Coal Gasification. NACoal believes that, in the long term, future development of coal reserves in the United States will depend greatly upon the adoption of newer power plant technologies that substantially lower emissions. One of the most promising technologies involves gasifying coal, which can significantly reduce key emissions such as SO2 (sulfur dioxide), NOx (nitrogen oxide), particulates and mercury. This highly efficient process of coal gasification also produces lower levels of CO2 (carbon dioxide) and allows for CO2 separation and sequestration. NACoal is in discussions with potential customers or partners involving development of full scale coal gasification plants.
     Mining NACoal Reserves for Coal-based Energy Production. The company continues to invest significant effort in understanding and promoting new clean coal energy technologies. In fact, NACoal has developed its own flexible power plant vision, called FlexGen, which, in addition to generating power, could produce a variety of marketable byproducts, including synthetic natural gas, synthetic diesel or jet fuel, and petrochemical feedstocks. This process also could extract hydrogen that can be used in fuel cells to produce emission-free power generation. Additionally,

[FULL PAGE PICTURE]
North American Coal’s attention to routine maintenance procedures contributes to the company’s highly efficient mining process. At The Coteau Properties Company’s Freedom Mine, a Kress coal haul truck obtains a new paint job and undergoes general maintenance.

the company is studying a number of enhanced coal and coal-to-liquids technologies and opportunities, which are increasingly financially attractive in light of higher sustained prices for natural petroleum products.
     Contract Mining of Lignite Coal. NACoal, the nation’s largest miner of lignite coal, is broadly regarded as an efficient and effective mining partner, and as a result, is periodically presented with opportunities to act as a contract miner for reserves not owned by NACoal. The company is hopeful that at least one of several projects currently under evaluation, some with current power generation customers, will come to fruition and contribute to NACoal’s profit growth.
     Contract Mining of Aggregates. The company is optimistic that niche growth opportunities for providing high value-added services for aggregates and industrial minerals mining applications, such as limerock dragline mining services, will continue to emerge. Discussions are ongoing with NACoal’s existing limerock customers, as well as other limerock producers, about providing mining services to meet limerock production requirements not currently served by NACoal.
     In 2004 and 2005, NACoal signed agreements with White Rock Quarries (“WRQ”) for expansion of mining at its existing quarry, which began in 2005, and for mining at WRQ’s new quarry, White Rock South, beginning in 2007. NACoal also signed agreements in 2005 with Rinker Materials of Florida, Inc. to start mining at its FEC Quarry and with Tarmac America LLC to start mining at its Pennsuco Quarry, both of which commenced operations in late 2005. All of these new operations are located in Florida.
Outlook for 2006 and Beyond
     Overall, NACoal expects improved performance in 2006, primarily through increased limerock deliveries, the anticipated new contract amendment at the San Miguel Lignite Mine, and enhanced profitability at the Mississippi Lignite Mining Company resulting from improved geologic conditions. Further improved performance from current operations in 2007 also is expected. In addition, NACoal is encouraged that more new project opportunities may become available given current high prices for natural gas, its main competition as power plant fuel, and NACoal expects to continue its efforts to develop new domestic coal projects. The company is pursuing a number of potential opportunities that could add significantly to company profitability in the longer term.
     NACoal’s objectives are to earn a minimum return on capital employed of 13 percent, attain positive Economic Value Income from all existing consolidated mining operations as well as any new project, maintain or increase the profitability of all existing unconsolidated project mining operations and deliver substantial consolidated cash flow before financing activities. Return on capital employed was just below 11 percent in 2005. (This is a non-GAAP number. See reconciliation on page 40.) NACoal anticipates that through implementation of its key programs, the company will be well positioned to meet its target return on capital employed in 2006 and 2007, as well as to have increased cash flow before financing activities.
     As you may know, I am retiring from North American Coal in March 2006. Bob Benson will take over as President and Chief Executive Officer of the company. After 30 years, I will certainly miss NACoal, its people, and the company’s extended family-our customers, vendors and others in the business community. I am truly grateful for the opportunity to have served NACoal during my career. As I say goodbye, I leave with confidence that the company is on a sound footing and in the excellent hands of Bob Benson, who has been with the company for 29 successful years, with many of them at the highest levels of operational responsibility.
     Finally, I want to thank all North American Coal employees for their hard work and dedication in making 2005 another safe and successful year for the company. I wish everyone great success in 2006 and beyond.
Clifford R. Miercort
President and Chief Executive Officer
The North American Coal Corporation

[FULL PAGE PICTURE]
One of the draglines at The Falkirk Mining Company in North Dakota.

SUPPLEMENTAL DATA
RECONCILIATION OF FINANCIAL TARGETS TO NET INCOME:
Minimum Operating Profit Target, Minimum Return on Capital Employed Target and Interest Expense as of December 31, 2005

	(U.S. dollars in millions, except per share amounts)
Subsidiaries with Minimum Operating Profit Targets	NMHG	Housewares	Total
2005 revenues, as reported	$2,399.9	$639.1	$3,039.0
x Operating profit target percentage	9%	9.1%*	N/A

= Operating profit at target	$216.0	$58.2	$274.2

Less: 2005 operating profit, as reported for NMHG and Housewares	(47.5)	(39.3)	(86.8)

Difference between 2005 operating profit, as reported, and operating profit target	$168.5	$18.9	$187.4
Less: Income tax expense at 38%**	(64.0)	(7.2)	(71.2)

Net income difference between reported operating profit and operating profit target for NMHG and Housewares	$104.5	$11.7	$116.2

Subsidiaries with Minimum Return on Capital Employed Targets	NACoal
2005 average equity (12/31/2004 and at each of 2005’s quarter ends)	$84.9
2005 average debt (12/31/2004 and at each of 2005’s quarter ends)	117.4

Total 2005 average capital employed	$202.3
Return on capital employed target percentage	13%

Return on capital employed target = target net income before interest expense, net-of-tax	$26.3

2005 net income, as reported	$16.2
Plus: 2005 interest expense, as reported	8.5
Less: Income taxes on 2005 interest expense at 38%**	(3.2)

Actual 2005 return on capital employed = actual net income before interest expense, net-of-tax	$21.5

Actual 2005 return on capital employed percentage	11%

Return on capital employed target = target net income before interest expense, net-of-tax	$26.3
Actual return on capital employed = actual net income before interest expense, net-of-tax	(21.5)

Return on capital employed difference between actual and target	$4.8

Return on capital employed target = target net income before interest expense, net-of-tax	$26.3
Less: 2005 interest expense, as reported	(8.5)
Plus: Income taxes on 2005 interest expense at 38%**	3.2

Target net income at target return on capital employed	$21.0

Less: 2005 net income, as reported	(16.2)

Net income difference between reported net income and target net income at target return on capital employed	$4.8	4.8

Total of net income differences from subsidiaries with minimum operating profit targets and minimum return on capital employed targets		$121.0

Earnings per share impact at 8.223 million basic shares outstanding		$14.71

Earnings per share impact at 8.226 million diluted shares outstanding		$14.71

Return on capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company’s cost of capital employed, which includes both equity and debt securities.

Interest Expense

2005 interest expense, as reported		$47.5
Less: Income tax expense at 38%**		(18.1)

2005 interest expense, net-of-tax		$29.4

Earnings per share impact at 8.223 million basic shares outstanding		$3.58

Earnings per share impact at 8.226 million diluted shares outstanding		$3.57

*	The weighted average minimum operating profit target for the Housewares segment is 9.1% (HB/PS at 10% and Kitchen Collection at 5%).

**	Tax rate of 38% represents the Company’s marginal tax rate as compared with 2005’s effective tax rate of 18.5%.

OFFICERS AND DIRECTORS
Officers and Directors of NACCO
Industries, Inc.
Officers:
Alfred M. Rankin, Jr.
Chairman, President
and Chief Executive Officer
Charles A. Bittenbender
Vice President, General Counsel and Secretary
J.C. Butler, Jr.
Vice President—Corporate Development
and Treasurer
Lauren E. Miller
Vice President—Consulting Services
Kenneth C. Schilling
Vice President and Controller
Dean E. Tsipis
Assistant General Counsel and Assistant Secretary
Directors:
Owsley Brown II
Chairman,
Brown-Forman Corporation
Robert M. Gates
President, Texas A&M University
Former Director of Central Intelligence
Leon J. Hendrix, Jr.
Chairman, Remington Arms Company, Inc.
Dennis W. LaBarre
Partner, Jones Day
Richard de J. Osborne
Retired Chairman and Chief Executive Officer,
ASARCO Incorporated
Alfred M. Rankin, Jr.
Chairman, President and Chief Executive
Officer, NACCO Industries, Inc.
Ian M. Ross
President Emeritus, AT&T Bell Laboratories
Michael E. Shannon
President, MEShannon & Associates, Inc.
Retired Chairman, Chief Financial and
Administrative Officer, Ecolab, Inc.
Britton T. Taplin
Principal, Western Skies Group, Inc.
David F. Taplin
Self employed (tree farming)
John F. Turben
Chairman of the Board,
Kirtland Capital Corporation
Eugene Wong
Emeritus Professor,
University of California at Berkeley
Director Emeritus
Thomas E. Taplin
Officers of Subsidiaries
Officers of NACCO Materials Handling Group, Inc.
Corporate:
Reginald R. Eklund
President and Chief Executive Officer
Michael P. Brogan
Executive Vice President Operations
Colin Wilson
Vice President and Chief Operating Officer
James P. Gorzalski
Vice President, Procurement and Supply
James M. Phillips
Vice President, Human Resources
Victoria L. Rickey
Vice President, Chief Marketing Officer
Seppo O. Saarinen
Vice President, Global Product Development
Michael K. Smith
Vice President, Finance and Information
Systems, and Chief Financial Officer
Gopi Somayajula
Vice President, Counterbalanced Engineering
Carolyn M. Vogt
Vice President, General Counsel and Secretary
Daniel P. Gerrone
Controller
Jeffrey C. Mattern
Treasurer
Americas:
Gregory J. Dawe
Vice President, Manufacturing, Americas
Raymond C. Ulmer
Vice President, Finance and Information
Systems, Americas
Donald L. Chance, Jr.
Vice President; President, Yale Materials
Handling Corporation
D. Paul Laroia
Vice President; President, Hyster Company
Europe:
Stephen R. West
Vice President, Finance and Information
Systems, Europe, Africa and Middle East
Asia-Pacific:
Donna M. Baxter
Vice President, Managing Director, Asia-Pacific Wholesale
Nobuo Kimura
President, Sumitomo NACCO Materials
Handling Co., Ltd.
Officers of Hamilton Beach/
Proctor-Silex, Inc.
Dr. Michael J. Morecroft
President and Chief Executive Officer
Paul C. Smith
Senior Vice President, Sales
Keith B. Burns
Vice President, Engineering and
Product Development
Kathleen L. Diller
Vice President, General Counsel and
Human Resources
Gregory E. Salyers
Vice President, Operations and Information Systems
James H. Taylor
Vice President, Finance and Treasurer
Gregory H. Trepp
Vice President, Marketing
Officers of The Kitchen Collection, Inc.
Randolph J. Gawelek
President and Chief Executive Officer
Robert O. Strenski
Vice President, General Merchandise Manager
Emil S. Wepprich
Vice President, Operations
L.J. Kennedy
Secretary and Treasurer
Officers of The North American
Coal Corporation
Clifford R. Miercort
President and Chief Executive Officer
Robert L. Benson
Executive Vice President and
Chief Operating Officer
Clark A. Moseley
Senior Vice President-Business Development
and Engineering
Bob D. Carlton
Vice President—Financial Services,
and Controller
Thomas A. Koza
Vice President—Law and Administration,
and Secretary
K. Donald Grischow
Treasurer

41

Annual Meeting
The Annual Meeting of Stockholders of
NACCO Industries, Inc. will be held on
May 10, 2006, at 9 a.m. at the corporate
office located at:
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
Form 10-K
Additional copies of the Company’s Form 10-K
filed with the Securities and Exchange
Commission are available through NACCO’s
website (www.nacco.com) or by request to
Investor Relations, NACCO Industries, Inc.,
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124.
Stock Transfer Agent and Registrar
National City Bank
Corporate Trust Operations
P.O. Box 92301, Dept. 5352
Cleveland, Ohio 44193-0900
1-800-622-6757
Legal Counsel
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Independent Auditors
Ernst & Young LLP
1300 Huntington Building
925 Euclid Avenue
Cleveland, Ohio 44115
Stock Exchange Listing
The New York Stock Exchange
Symbol: NC
Annual CEO Certification
On June 17, 2005, in accordance with Section
303A.12(a) of the New York Stock Exchange Listed
Company Manual, our Chief Executive Officer,
Alfred M. Rankin, Jr., submitted his annual
certification to the New York Stock Exchange
following our annual stockholders’ meeting,
stating that he is not aware of any violations by
NACCO Industries, Inc. of the NYSE’s Corporate
Governance listing standards as of that date.
Investor Relations Contact
Investor questions may be addressed to:
Christina Kmetko, Manager-Finance
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 449-9669
E-mail: ir@naccoind.com
NACCO Industries Website
Additional information on NACCO Industries
may be found at the corporate website,
www.nacco.com. The Company considers
this website to be one of the primary sources of
information for investors and other interested
parties. Areas of interest on the website include:
•	Historical timeline charting NACCO’s evolution

•	In-depth background data on each subsidiary company

•	Investor Relations section with detailed financial data

•	Specific section on Corporate Governance

•	News room section with archived news releases

•	Calendar of events with e-mail alert sign-up
Subsidiary Company Websites
The websites of several subsidiary companies
and their brands can be found at the following
locations:
NACCO Materials Handling Group:
www.nmhg.com
Hyster North America:
www.hyster.com
Hyster Europe:
www.hyster.co.uk
Hyster Asia-Pacific:
www.hyster.com.au
Yale North America:
www.yale.com
Yale Europe:
www.yale-europe.com
Yale Asia-Pacific:
www.yale.com.au
Hamilton Beach/Proctor-Silex–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.hbeclectrics.com
www.buytraditions.com
www.trueair.com
http://commercial.hamiltonbeach.com
Hamilton Beach/Proctor-Silex—Mexico:
www.hamiltonbeach.com.mx
www.proctorsilex.com.mx
www.trueair.com.mx
Kitchen Collection:
www.kitchencollection.com
North American Coal:
www.nacoal.com